      As filed with the Securities and Exchange Commission on June ___, 1997
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                        GENERAL GROWTH PROPERTIES, INC.
                        -------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                  42-1283895
  ---------------------------------       ------------------------------------
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)


           55 West Monroe Street, Suite 3100, Chicago, Illinois 60603
           ----------------------------------------------------------
              (Address of Principal Executive Offices)  (Zip Code)

     GENERAL GROWTH PROPERTIES, INC. 1993 STOCK INCENTIVE PLAN, AS AMENDED
     ---------------------------------------------------------------------
                            (Full title of the plan)

                          Marshall E. Eisenberg, Esq.
                            Neal, Gerber & Eisenberg
                     Two North LaSalle Street - Suite 2200
                            Chicago, Illinois 60602
                    ---------------------------------------
                    (Name and address of agent for service)

                                  312/269-8000
                                  ------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE


=====================================================================================================
  Title of                                 Proposed maximum    Proposed maximum
Securities to be      Amount to be          offering price    aggregate offering      Amount of
  registered           registered            per share             price           Registration fee(1)

Common Stock, par
value $.10 per
share                 1,000,000 Shares (2)     $32.13            $32,130,000            $9,737

       1. This Registration Statement registers additional shares of the Registrant's Common Stock issuable pursuant to the same employee benefit plan for which Registration
            Statements 33-79372 and 333-07241 are currently effective. Accordingly, pursuant to Instruction E on Form S-8, the registration fee is being paid with respect to the additional securities only.

       2. Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

       3. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Company's Common Stock as reported by the New York Stock Exchange composite tape on June 2, 1997.

                    An Index to Exhibits appears on page 6.

                                  Page 1 of __

Registration Statement No. 33-79372 was filed with the Securities and Exchange Commission (the "SEC") on May 26, 1994 by General Growth Properties, Inc. (the "Registrant") to register 1,000,000 shares of its common stock, $.10 par value (the "Common Stock") issuable pursuant to the General Growth Properties, Inc. 1993 Stock Incentive Plan. Registration Statement No. 333-07241 was filed with the SEC on June 28, 1996 by the Registrant to register 1,000,000 additional shares of Common Stock issuable pursuant to the 1993 Stock Incentive Plan, as amended (the "Plan"). Registration Statement Nos. 33-79372 and 333-07241 are still effective. This Registration Statement is being filed to register 1,000,000 additional shares of the Common Stock issuable by the Company pursuant to the Plan, as amended.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by General Growth Properties, Inc. (the "Registrant" or the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and made a part hereof:

     a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     b)   Current Report on Form 8-K dated January 16, 1997;

     c)   Current Report on Form 8-K/A dated February 18, 1997;

     d) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997; and

     e) The description of the Company's Common Stock contained in the Registration Statement dated April 7, 1993 filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain partners of, attorneys associated with and/or of counsel of Neal, Gerber & Eisenberg, counsel to the Company, beneficially own shares of Common Stock. In addition, Marshall E. Eisenberg, a partner of Neal, Gerber, & Eisenberg, is Secretary of the Company.


                                 Page 2 of __

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Delaware corporation. In its Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), the Company has adopted (a) the provisions of Section 102 (b) (7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of Section 145 of the Delaware Law, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving as the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonable incurred.

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of the Company's officers and directors to the fullest extent permitted by law, and require that the Company advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require the Company to cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.


Number    Description of Document                  Page
------    -----------------------                  ----

4         General Growth Properties, Inc.
          1993 Stock Incentive Plan, as amended      7

5         Opinion of Neal, Gerber & Eisenberg       26

23.1      Consent of Neal, Gerber & Eisenberg
          (included in Exhibit 5)                   26

23.2      Consent of Coopers & Lybrand L.L.P.       27

24        Powers of Attorney                        28

ITEM 9.   UNDERTAKINGS.

     The Registrant hereby undertakes:


     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                                  Page 3 of __

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

            4. That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            5. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  Page 4 of __

                                   SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, General Growth Properties, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 15th day of May, 1997.

                                GENERAL GROWTH PROPERTIES, INC.

                                By: /s/ Matthew Bucksbaum
                                ----------------------------------------
                                Matthew Bucksbaum, Chairman of the Board
                                and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


/s/ Matthew Bucksbaum            Chairman of the Board and Chief        May 15th, 1997
---------------------            Executive Officer (Principal
Matthew Bucksbaum                Executive Officer)

/s/ Robert Michaels              President, Chief Operating Officer     May 15th, 1997
---------------------            and Director
Robert Michaels

/s/ Bernard Freibaum             Executive Vice President and           May 15th, 1997
---------------------            Chief Financial Officer
Bernard Freibaum                 (Principal Accounting and Financial
                                 Officer)

/s/ John Bucksbaum               Executive Vice President and Director  May 15th, 1997
---------------------
John Bucksbaum

/s/ Anthony Downs
---------------------
Anthony Downs                    Director                               May 15th, 1997

/s/ Morris Mark
---------------------            Director                               May 15th, 1997
Morris Mark

/s/ Beth Stewart
---------------------            Director                               May 15th, 1997
Beth Stewart

/s/ A. Lorne Weil
---------------------            Director                               May 15th, 1997
A. Lorne Weil


                                  Page 5 of __

                               INDEX TO EXHIBITS



EXHIBIT NO.                             DESCRIPTION

  4                             General Growth Properties, Inc.
                                1993 Stock Incentive Plan, as amended


  5                             Opinion of Neal, Gerber & Eisenberg


 23.1                           Consent of Neal, Gerber & Eisenberg
                                (included in Exhibit 5)


 23.2                           Consent of Coopers & Lybrand L.L.P.


 24                             Powers of Attorney





                                  Page 6 of __